Exhibit 2.1

THIS AGREEMENT is made the twenty-eight day of June, 2004

BETWEEN

HEART CONSULTING SERVICES PTY LTD ACN 006 974 876, a company incorporated in the State of Victoria, Australia having its registered office at Level 2, 52 Collins Street, Melbourne, Victoria, Australia

(the “Vendor”).

AND

EBIX AUSTRALIA PTY LTD ACN 109 326 114, a company incorporated in the State of New South Wales, Australia having its registered office at Ground Floor, 394 Pacific Highway Lane Cove, New South Wales, 2066

(the “Purchaser”).

RECITALS

A.           The Vendor owns and carries on a business of supplying under licence specialised software, and services, to the insurance industry and the Vendor owns certain assets in connection with this business.

B.            The Vendor desires to sell, and the Purchaser desires to purchase, the Business and the Assets on the terms of this document.

OPERATIVE PART

1.             INTERPRETATION

1.1.          Definitions

The following definitions apply in this document:-

“Accounts” means the profit and loss account and the balance sheet of the Vendor;

“Apportionable Outgoings” means all rent, body corporate fees or other payments due and payable by the Vendor as tenant under the Lease, utility charges (electricity, gas, telephone etc.), expenses associated with the future conduct of the Business (including air fares, accommodation charges and the like regarding the forthcoming NIBA conference to be held in October, 2004), costs re any interstate training, any other recurrent, periodic or one-off costs, expenses and outgoings, levied, charged or incurred in respect of the Business or the Assets, in respect of any period commencing before but ending after the Completion Date, or otherwise relating only to a period after the Completion Date;

“Assets” means:-

(a)           the Goodwill;

(b)           the Plant and Equipment;

(c)           the Intellectual Property Rights;

(d)           the Records;

(e)           the Stock;

(f)            all operating systems of the Business and owned by the Vendor including those which relate to accounting, invoicing, debt control, credit control, debt collection, debt recovery and all related processes and documentation; and

(g)           any and all intellectual and industrial property rights, whether registered or unregistered, including rights in or to or arising under copyright, patents, rights in inventions, Trademarks, design rights, trade secrets, know how or confidential information, which are used in, the conduct of the Business and are owned by the Vendor.

“Authorisation” means:-

(a)           an approval, authorisation, consent, declaration, exemption, permit, licence, notarisation, registration or waiver, however it is described; and

(b)           in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment.

“Business” means the business referred to in Recital A as conducted by the Vendor as and from the Premises.

“Business Day” means a day that is not a Saturday, Sunday or public holiday in Melbourne.

“Buy Back Agreement” means a Buy Back Agreement in the form and content set out in Schedule 6.

“Cash and Deposits” means monies held by the Vendor at Completion in immediately available funds, in a single bank account, including term deposits, relating to the Business;

“Claim” means, in relation to any person, any damage, loss, cost, expense or liability incurred by the person or a claim, action, proceeding or demand made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent.

“Clients” means persons, trusts, corporations or entities who are clients of the Business, including as parties to any of the Software and Support Agreements (attached in Schedule 3 is a list of Clients who are party to a Software and Support Agreement as at the date of this document).

“Completion” means completion of the sale and purchase of the Business and the Assets under clause 6.

“Completion Date” means the 1st day of July, 2004, or such other date agreed in writing between the parties being a Business Day;

“Confidential Information” means information of every kind concerning or in any way relating to the customers, business transactions, business methods, records, forms, charges, financial affairs, trade secrets and knowhow of the Business other than information which is in the public domain.

“Contracts” means each of the agreements that is executory at Completion and that the Vendor has entered into in the conduct of the Business, including the Software and Support Agreements.

“Copyright” means the copyright in the software which is the subject of licence to Clients under the Software and Support Agreements.

“Darrer Muir Fleiter” means Darrer Muir Fleiter, solicitors for the Vendor of Suite 5, 670 Canterbury Road, Surrey Hills, Victoria, Australia.

“Disclosure Letter” means the letter bearing the same date as this document from the Vendor to the Purchaser and attached to this document as Annexure “A”.

“Dollars” or “$” means the lawful currency of Australia.

“Ebix Inc.” means Ebix Inc., being a company incorporated pursuant to the laws of the State of Delaware, United States of America.

“Employee” means:-

(a)           each of the persons listed in schedule 4; and

(b)           each of the persons employed in the Business by the Vendor after the date of this document pursuant to the exception in sub-clause 5.3(a)(iii) or with the written consent of the Purchaser.

“Employee Entitlements” means the aggregate amount accrued and payable at the close of business on the date immediately before the Completion Date of the Employees’ entitlements of or incidental to their employment by the Vendor working in the Business, whether contingent or not, to:-

(a)           wages, bonuses, allowances or other amounts;

(b)           annual leave (with annual leave loading, if applicable);

(c)           sick leave;

(d)           long service leave; and

(e)           superannuation guarantee contributions required under statute and other superannuation entitlements.

“Encumbrance” means a mortgage, charge, pledge, lien, hypothecation or title retention arrangement, a right of set-off or right to withhold payment of a deposit or other money, any third party interest (for example, a trust or an equity), or an agreement to create any of them or to allow any of them to exist. or other encumbrance or security interest.

“FI Standby Letter of Credit” means an irrevocable and unconditional standby letter of credit provided by ABN Amro (Australian registered bank) on behalf of the Purchaser, in a form and content reasonably acceptable to the Vendor and its solicitors, in respect of the First Balance Instalment, which is to be capable of being drawn upon in Melbourne, Australia by the Vendor to the extent required under clause 3.3 .

“First Balance Instalment” means the amount payable as an instalment of the Purchase Price under clause 3.2(b)(i).

“Goodwill” means the goodwill of the Vendor in relation to the Business including the exclusive right of the Purchaser to represent itself as carrying on the Business as successor to the Vendor.

“Government Agency” means:-

(a)           a government or government department or other body;

(b)           a governmental, semi-governmental or judicial person; or

(c)           a person (whether autonomous or not) who is charged with the administration of a law.

“Guarantee” means a guarantee and indemnity granted by each of the directors of the Vendor to the Purchaser in accordance with clause 6.3 (c) in the form of Schedule 8;

“Guarantor” means each person that grants the Purchaser a Guarantee in accordance with the provisions of this document.

“GST” means:-

(a)           the same as in the GST Law;

(b)           any other goods and services tax, or any tax applying to this transaction in a similar way; and

(c)           any additional tax, penalty tax, fine, interest or other charge under a law for such a tax.

“GST Law” means the same as in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Insolvency Event” means with respect to an entity the happening of any one of the following events:

(a)           an application (other than one dismissed within 5 Business Days) is made to a court for an order, or an order is made, that an entity be wound up;

(b)           an application (other than one that is dismissed within 5 Business Days) is made to a court for an order appointing a liquidator, provisional liquidator, receiver or other administrator in respect of an entity, or one of them is appointed whether or not under an order;

(c)           a resolution is passed to appoint an insolvency administrator in respect of any entity;

(d)           an entity enters into, or resolves to enter into, a scheme of arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them;

(e)           an entity resolves to appoint an administrator to itself, wind itself up, or otherwise dissolves itself, or gives notice of intention to do so, or is otherwise wound up or dissolved;

(f)            an entity is, or states that it is, unable to pay its debts as and when they fall due;

(g)           an entity takes any step to obtain protection, or is granted protection, from its creditors under any application legislation;

(h)           any secured creditor of any entity enforces its security; or

(i)            anything having substantially similar effect to any of the events specified in paragraphs (a) to (h) above happens under the law of any applicable jurisdiction.

“Instalments” means each of the First Balance Instalment, Second Balance Instalment and Third Balance Instalment.

“Instalment Payment Date” means:

(a)           in relation to the First Balance Instalment, the date specified in clause 3.2(b)(i);

(b)           in relation to the Second Balance Instalment, the date specified in clause 3.2(b)(ii); and

(c)           in relation to the Third Balance Instalment, the date specified in clause 3.2(b)(iii);

“Insurance Operators” means insurance brokers or intermediaries, and companies who provide insurance.

“Intellectual Property Rights” means each and every:

(a)           Patent;

(b)           Trade Mark;

(c)           Business Name;

(d)           copyright, invention, design and other industrial intellectual property right whether registered or not used by or on behalf of the Vendor in relation to carrying on the Business, other than any rights used under licence.

“Knowhow” means all of the following so far as they relate to the Business and the Assets: laboratory journals, knowhow (including proprietary knowhow and use and application know how), formulas, processes, product designs, manufacturing, engineering and other drawings, computer data bases and software technology, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data and all derivatives of such material and improvements to such material, including, without limitation, the Confidential Information and the Records.

“Landlord” means Heart Beat Computer Services Pty Ltd ACN 007 371 093 of Level 2, 52 Collins Street, Melbourne, Victoria, Australia or the registered proprietor of the Premises from time to time (as the context may require).

“Lease” means the lease of the Premises between the Vendor and the Landlord dated 5 January, 2004, a copy of which is attached in Schedule 5.

“Mediator” means a qualified mediator nominated by the President for the time being of the Law Institute of Victoria or his or her nominee on application by either party.

“NT Employees” means any Employees other than Transferring Employees.

“NT Employee Entitlements” means the Employee Entitlements of the NT Employees.

“Patent” means each and every:

(a)           patent (including reissues, divisions, continuations in part and extensions of any such patents) patent application and patent disclosure; and

(b)           all other patent rights whether registered or not,

used by or on behalf of the Vendor in relation to carrying on the Business including without limitation the patents list in Schedule  9.

“Plant and Equipment” means all plant and equipment, machinery, chattels, furniture, fixtures and fittings owned by the Vendor in connection with the Business, including as particularised in Schedule 7.

“Premises” means the premises situate at and known as Suite 7, 670 Canterbury Road, Surrey Hills, Victoria, Australia being more particularly the land described in Certificate of Title Volume 9867 Folio 988.

“Prepayments” means monies paid prior to Completion, or payable following Completion, to the Vendor by various of the Clients, including without limitation those listed in Schedule 3 on account of amounts due in respect of services to be provided following Completion under Software and Support Agreements entered into by those Clients.

“Purchase Price” means the amount referred to in clause 3.1.

“Purchaser Warranties” means the representations and warranties set out in clause 20.1.

“Records” means all documents and records relating to the day to day conduct of the Business and holding of the Assets (whether stored electronically on computer or microfiche or archived on to any storage medium) held by the Vendor including:-

(a)           certificates of registration of the Assets, where relevant;

(b)           approvals from regulatory authorities;

(c)           the Contracts and the Lease;

(d)           records of the New Employees and their Employee Entitlements;  and

(e)           copy of all Employee records including documents setting out the full details in respect of all accrued entitlements as at Completion including details of the amount of annual holiday pay, long service leave and leave loading which would be payable if the Employees were terminated at Completion and to which the Employee is entitled;

(f)            maintenance records, specifications, manufacturer’s booklets and other literature relating to the Assets,

but excluding those documents and records which do not relate to the Business or ownership of the Assets or that the Vendor is legally obliged to retain.

“Related Entities” will have the meaning given to that term in the Corporations Act.

“Restraint Area” means Australia.

“Restrained Business” means any business which involves the supply, under licence or otherwise, and provision of support in respect of, software to Insurance Operators.

“Restraint Period” means:

(i)            one year;

(ii)           two years;  and

(iii)          three years;

“Second Balance Instalment” means the amount payable as an instalment of the Purchase Price under clause 3.2(b)(ii).

“the Shares” means the shares of Ebix Inc Common Stock as referred to in sub-clause 3.2(c).

“Standby Letters of Credit” means each of the FI Standby Letter of Credit, SI Standby Letter of Credit and TI Standby Letter of Credit.

“SI Standby Letter of Credit” means an irrevocable and unconditional standby letter of credit provided by ABN Amro (Australian registered bank) on behalf of the Purchaser in a form and content reasonably acceptable to the Vendor and its solicitors, in respect of the Second Balance Instalment, which is to be capable of being drawn upon in Melbourne, Australia by the Vendor to the extent required under clause 3.3.

“Software and Support Agreements” means each of the Software and Support Agreements to which the Vendor is a party as at Completion.

“Stock” means those items in the nature of stock, consumables or similar owned by the Vendor in connection with the Business.

“Third Balance Instalment” means the amount payable as an instalment of the Purchase Price under clause 3.2(b)(iii).

“Trade Credits” means all liabilities and debts incurred by the Vendor in connection to the Business at the close of business on the day immediately before the Completion Date including without limitation any amount owing for goods and services supplied or provided to the Vendor.

“TI Standby Letter of Credit” means an irrevocable and unconditional standby letter of credit provided by ABN Amro (Australian registered bank) on behalf of the Purchaser in a form and content reasonably acceptable to the Vendor and its solicitors,  in respect of the Third Balance Instalment, which is to be capable of being drawn upon in Melbourne, Australia by the Vendor to the extent required under clause 3.3.

“Trade Debts” means all amounts owing to the Vendor but unpaid at the close of business on the day immediately before the Completion Date for any goods or services supplied or provided by the Vendor in connection with the Business.

“Trademarks” means each and every:

(a)           trade mark and service mark which is registered or for which an application is pending;

(b)           such unregistered rights as may exist through use, including trade marks, service marks, brand names, logos and other names and slogans embodying goodwill associated with any product of the Business;

(c)           any associated goodwill incidental to such trade mark,

used by or on behalf of the Vendor in relation to the conduct of the Business including without limitation:

(d)           Australian Registered Trademark No. 917440 re: “WinBeat”;  and

(e)           Australian Registered Trademark No. 760096 re: “microBeat”.

“Transferring Employees” means each of the Employees to whom the Purchaser makes an offer of employment and who accepts the Purchaser’s offer of employment.

“Transfer of Lease” means a Transfer of Lease document in the form and content set out in Schedule 5.

“Trust” means the trust known as “Heart Consulting Services Unit Trust” constituted by the Trust Deed.

“Trust Deed” means the trust deed dated 1 July, 1996 between Paul P. Ferla as the Founder and the Vendor as Trustees.

“Trust Fund” means the assets of the Trust.

“Vendor Warranties” means the representations and warranties set out in Schedule 1.

1.2.          Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation.  The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)           A reference to:

(i)            legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)           a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)          a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)          a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)           anything (including a right, obligation or concept) includes each part of it.

(b)           A singular word includes the plural, and vice versa.

(c)           A word which suggests one gender includes the other genders.

(d)           If a word is defined, another part of speech has a corresponding meaning.

(e)           If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)            The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)           The words “related body corporate” have the same meaning as in the Corporations Act 2001.

(h)           Any reference to “$” or monies payable by one party to the other is Australian dollars and payable in that currency.

1.3.          Business Days

If the day on or by which a person must do something under this document is not a Business Day the person must do it on or by the next Business Day.

1.4.          Multiple parties

If a party to this document is made up of more than one person, or a term is used in this document to refer to more than one party:-

(a)           an obligation of those persons is joint and several;

(b)           a right of those persons is held by each of them severally; and

(c)           any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

1.5.          Default interest

If a party fails to pay any amount payable by it under or in accordance with the terms of this document (including, without limitation, the Purchase Price) that party must pay interest at a rate equal to the sum of 3% plus the rate prescribed from time to time by the Penalty Interest Rates Act 1983 (Vic) on that amount from the date of a demand from the party entitled to receive such payment until the amount is paid in full.

2.             PURCHASE OF BUSINESS AND ASSETS

2.1.          Sale and Purchase

On Completion, the Vendor as the legal and beneficial owner of the Business and the Assets sells to the Purchaser, and the Purchaser buys from the Vendor, the Business and the Assets as a going concern free from all Encumbrances, in accordance with the terms of this document.

2.2.          Title, property, and risk of the Business

Until Completion, the title to, property in and risk of the Business remain solely with the Vendor, but they pass to the Purchaser on and from Completion.

3.             PURCHASE PRICE

3.1.          Purchase Price

The total purchase price for the Business and Assets is ten million one hundred and seventy-five thousand dollars ($10,175,000).

3.2.          Payment obligations

The Purchase Price (namely ten million one hundred and seventy-five thousand dollars ($10,175,000) is to be paid as follows:-

(a)           five million one hundred and seventy-five thousand dollars ($5,175,000) by telegraphic transfer (in immediately available funds) at Completion in accordance with sub-clause 6.2(a);

(b)           two million dollars ($2,000,000) payable by instalments as follows:-

(i)            six hundred and sixty-six thousand six hundred and sixty-seven dollars ($666,667) on a day and date being the twelve (12) month anniversary of the Completion Date;

(ii)           six hundred and sixty-six thousand six hundred and sixty-six dollars ($666,666) on a day and date being the twenty-four (24) month anniversary of the Completion Date;  and

(iii)          six hundred and sixty-six thousand six hundred and sixty-six dollars ($666,666) on a day and date being the thirty-six (36) month anniversary of the Completion Date,

(c)           three million dollars ($3,000,000) payable in shares of Ebix Inc Common Stock, no par value per Share, issued to the Vendor, with the number of such shares being calculated by using a per share valuation equal to the average closing price of shares of Ebix Inc’s Common Stock as reported by the NASDAQ SmallCap market over the thirty (30) day calendar period ended two (2) business days (being business days in the State of New York) prior to the Completion Date.  This average closing price will first be calculated in US dollars, and then converted into Australian dollars applying the exchange rate of US dollars to Australian dollars published by the International Edition of the New York

Times on the day being two (2) business days (being business days in the State of New York) prior to the Completion Date.

3.3.          Payment of Instalments

(a)           In performance of the Purchaser’s obligations under sub-clause 3.2(b) the Purchaser will provide to the Vendor the Standby Letters of Credit.

(b)           The Purchaser’s obligation to pay each Instalment to the Vendor will be fully satisfied by the provision of the relevant Standby Letter of Credit for that Instalment under this document.

(c)           The Vendor may only demand payment under a Standby Letter of Credit in relation to the relevant Instalment on the relevant Instalment Payment Date.

(d)           The Purchaser must deliver to the Vendor’s solicitors (Darrer Muir Fleiter), by email or facsimile, a sample copy of the Standby Letters of Credit by no later than 12:00 noon on Tuesday, 29 June, 2004 Australian eastern standard time.  A copy of one of the Standby Letters of Credit will suffice on the understanding that the other Standby Letters of Credit will be in the same form other than any appropriate changes of applicable dates.

4.             CONDITIONS

4.1.          Conditions to Completion

The obligations of the parties in respect of Completion under this document do not become binding unless and until :-

(a)           the following have been satisfied:

(i)            the Vendor confirming in writing to the Purchaser that Warranties are true and correct on and as of the Completion Date as though made on, applicable at, and updated through and including that time;

(ii)           during the period from the date of this document to the Completion Date, there not having been any material adverse change in the financial condition of the Business or the

Purchaser’s lawful right to conduct any part of the Business following Completion;

(iii)          the Landlord consents to the assignment or novation from the Vendor to the Purchaser of the Lease upon terms set out in the Transfer of Lease effective from Completion; and

(iv)          there has been no material adverse change in the Business between the date of this document and Completion;

(v)           the Purchaser has received the Guarantee duly executed by the Guarantors; and

(b)           the following have been satisfied:

(i)            the Purchaser provides evidence in writing to the satisfaction of the Vendor that the Buy Back Agreement has been validly executed, and is binding upon Ebix Inc., including provision of a fully executed copy of that document; and

(ii)           the Purchaser procures the delivery of original executed and enforceable copies of the Standby Letters Of Credit to the Vendor.

4.2.          Waiver of conditions

(a)           The conditions referred to in sub-clause 4.1(a) may only be waived by the Purchaser giving notice in writing to the Vendor.

(b)           The conditions referred to in sub-clauses 4.1(b) may only be waived by the Vendor giving notice in writing to the Purchaser.

4.3.          Obligation to satisfy conditions

The Vendor must use its commercially best endeavours to ensure the fulfilment of each of the conditions in clause 4.1 (a) prior to the Completion Date.  The Purchaser must use its commercially best endeavours to ensure the fulfilment of each of the conditions in clause 4.1 (b) prior to the Completion Date.  The parties must keep each other informed of any circumstance which may result in any of the conditions not being satisfied in accordance with its terms.

4.4.          Effect of non-fulfilment

Subject to the proviso below, if a condition set out in clause 4.1 is not fulfilled, or waived under clause 4.2, on or before the Completion Date, either the Vendor or the Purchaser will be entitled to terminate this document (other than clauses 1, 4, 16 17, 18, 19, 20 and 22) which will continue to apply by notice in writing given to the other, provided that:-

(a)           the Vendor may only provide such notice of termination if immediately prior to doing so the Vendor is in a position to satisfy the conditions referred; to in sub-clause 4.1 (a); and

(b)           the Purchaser may only provide such notice of termination if immediately prior to doing so the Purchaser  is in a position to satisfy the conditions referred; to in sub-clause 4.1 (b).

5.             CONDUCT PENDING COMPLETION

5.1.          Conduct of Business

Until Completion, the Vendor must:-

(a)           carry on the Business in the ordinary course of business;

(i)            in accordance with normal and prudent practice (having regard to the nature of the Business and good commercial practice);  and

(ii)           complying with all applicable laws, regulations and Authorisations;

(b)           use best endeavours to preserve the Goodwill and general profitability of the Business;

(c)           maintaining appropriate levels of Stock, consistent with the levels maintained by the Vendor in the conduct of the Business before the date of this document;

(d)           ensure that each of the Assets are protected and properly maintained;  and

(e)           use best endeavours to maintain the profitability and value of the Business.

5.2.          Use of the Assets

Until Completion, the Vendor must use or otherwise deal with any of the Assets in connection with the ordinary conduct of the Business.

5.3.          Certain actions require Purchaser’s consent

(a)           Until Completion, the Vendor must not, unless required or contemplated by this document, or unless the Purchaser first consents in writing:-

(i)            dispose of, agree to dispose of, grant an option over or grant any interest in, any Asset;

(ii)           encumber any Asset;

(iii)          enter into any transaction with its directors or shareholders or any of their Related Entities in relation to any Asset including without limitation any loan, sale of any Assets to or grant of lease by the Vendor of any Assets;

(iv)          hire any new employee in the Business, except to fill a position which becomes vacant as a result of an Employee ceasing to be employed in the Business where the terms and conditions on which the person so employed are not materially different from the terms and conditions on which the former Employee was employed;

(v)           dismiss (other than for misconduct) any Employee or alter the employment terms or benefits (for example, the superannuation benefits) of any Employee,

(vi)          take any action that would or might result in any of the Warranties becoming untrue in any respect;

(vii)         except in the usual conduct of the Business, incur any actual or contingent liability in relation to the Business or the Assets;

(viii)        enter into any unusual or onerous contracts or contracts, agreements, arrangements, obligations, undertakings, purchase or sale agreements;

(ix)           enter into, terminate or alter any agreements or commitment in relation to the Business, the Lease or the Assets (other than in the ordinary course of business on commercial terms negotiated on an arm’s length basis); or

(x)            agree, whether in writing or otherwise to do any of the above.

(b)           If the Vendor employs any person pursuant to the exception in sub-clause 5.3(a)(iv), the Vendor must as soon as practicable thereafter notify the Purchaser and provide it with the name of the person so employed and the terms and conditions on which the person is so employed.

5.4.          Assistance and access for Purchaser

Until Completion, the Vendor must, after receiving reasonable notice from the Purchaser, give the Purchaser and any person who has the Purchaser’s authority, access to the Premises in the presence of the Vendor during normal business hours and allow any of those persons to:-

(a)           observe the conduct of the Business;

(b)           examine any record of the Business or the Assets; or

(c)           inspect the property or affairs of the Vendor relating to the Business.  or the Assets.

6.             COMPLETION

6.1.          Time for Completion

Completion is to take place on the Completion Date at the office of Darrer Muir Fleiter.  Completion will be effective as of 1 July, 2004.

6.2.          Obligations of Purchaser at Completion

At Completion the Purchaser must:-

(a)           by telegraphic transfer (into one or more bank accounts specified by the Vendor) pay five million one hundred and seventy-five thousand dollars ($5,175,000) to the Vendor, or its nominees, in clear available funds;

(b)           deliver to the Vendor original executed and enforceable copies of each of the Standby Letters Of Credit;

(c)           deliver to the Vendor’s New York attorneys (Anthony J. Como at Winston & Strawn, New York office) the original share certificate in respect of the Shares;

(d)           provide evidence in writing to the satisfaction of the Vendor that the Buy Back Agreement has been validly executed, and is binding upon Ebix Inc., including provision of a fully executed copy of that document into the possession of the Vendor’s Chicago attorneys (Jim Reum at Winston & Strawn, Chicago office);

(e)           subject to clause 4.1(a), hand over two copies of the Transfer of Lease duly executed by the Purchaser;

(f)            do, execute and deliver all such other acts and documents that this document requires the Purchaser to do, execute and deliver at Completion; and

(g)           take possession of the Business and the Assets.

6.3.          Obligations of Vendor at Completion

At Completion, the Vendor must deliver to the Purchaser, and place the Purchaser in operating control and effective possession of the Business and the Assets.  In particular, the Vendor must:-

(a)           deliver to or at the direction of the Purchaser, a copy of a Transfer of Lease duly executed by the Landlord and the Vendor together with an original copy of the Lease;

(b)           deliver to the Purchaser such of the Contracts which are in writing and are held by the Vendor, by leaving them at the Premises;

(c)           deliver to the Purchaser the Guarantee;

(d)           subject to clauses 6.5 and 11, deliver to or at the direction of the Purchaser in a form previously approved by the Purchaser, such approval not to be unreasonably withheld,  a duly executed and effective assignment or transfer of all Intellectual Property Rights owned by the Vendor in relation to the Business including the Copyright and the Trademarks;

(e)           deliver to or at the direction of the Purchaser:-

(i)            a statement of change in particulars in respect of each Business Name, in registrable form and duly signed by the Vendor, together with the relevant certificates of registration;

(ii)           transfers in respect of all existing telephone and facsimile numbers signed by the Vendor, to facilitate the transfer of these numbers to the Purchaser;

(iii)          the Records by leaving them at the Premises;

(iv)          all Assets which are capable of transfer by delivery at the places at which they are usually located in the normal course of operations of the Business; and

(v)           written evidence of the payment of the Employee Entitlements to the NT Employees;

(f)            do all things which may be necessary to ensure that the Purchaser obtains the full benefit of the Goodwill and to vest in the Purchaser absolute legal title to and beneficial interest in the Business and the Assets as at the Completion Date; and

(g)           do, execute and deliver all such other acts and documents that this document requires the Vendor to do, execute or deliver at Completion.

6.4.          Assignment and Licence of Knowhow

For valuable consideration, the receipt of which is acknowledged, the Vendor as beneficial owner (to the extent that an assignment of information is permitted by law) assigns to the Purchaser, with effect from and conditional upon Completion, all and any of the Purchaser’s rights in the Knowhow (“the Knowhow Rights”).  To the extent that an assignment of information is not permitted by law, the Vendor grants the Purchaser an exclusive, irrevocable, perpetual, royalty-free, worldwide licence with effect from and conditional upon Completion to use the Knowhow Rights.

The Vendor covenants that following Completion:

(a)           the Purchaser’s right to possession or use of the Knowhow Rights will not be interrupted or disturbed by the Vendor or any person claiming under or in trust for the Vendor ;

(b)           the Vendor will treat the Knowhow Rights as confidential and will not disclose the Knowhow Rights or any part of the Knowhow Rights to any third party without the prior written consent of the Purchaser; and

(c)           the Vendor will not use the Knowhow Rights or any part of the Knowhow Rights for its own purposes or for the purposes of any third party; and

(d)           the Vendor will take whatever action the Purchaser may reasonably require of it, and which is capable of being taken to prevent the misuse of the Knowhow Rights by any third party who acquired access to the Knowhow Rights as a result of a breach of the Vendor’s obligation, representations and warranties under this document.

6.5.          Intellectual Property Rights

The Vendor covenants with the Purchaser that on Completion the Vendor will execute and deliver all documents, papers, forms and authorisations and depose to or swear all declarations or oaths which may be reasonably required by the Purchaser for securing, completing or enhancing or absolutely vesting full right, title and interest to the Intellectual Property Rights in favour of the Purchaser or of conferring on the Purchaser all rights of action in relation to any infringement outstanding with respect to the Intellectual Property Rights on Completion.

6.6.          Interdependent

Each party’s obligations to be performed at Completion are subject to and conditional upon the other party carrying out its obligations which are likewise due to be performed at Completion.

6.7.          Pre-Completion liabilities

(a)           The Purchaser will assume any liability of the Vendor arising out of the ordinary, fair and reasonable conduct by the Vendor of the Business and its use of the Assets (other than any liability in relation to Trade Creditors, NT Employee Entitlements, wilful breach, fraud, negligence by it or any of its employees, agents or representatives) prior to Completion having regard to the nature of the Business and normal commercial practice, and the Purchaser indemnifies and holds the Vendor harmless against all Claims (other than any Claims in relation to Trade Creditors, NT Employee Entitlements, wilful breach, fraud, negligence by it or any of its employees, agents or representatives) incurred by or made against the Vendor prior to or after Completion, in respect of such ordinary, fair and reasonable conduct of the Business and use of the Assets prior to Completion.

(b)           Without limiting any limitation already contained in clause 6.6(a), the Purchaser will however not assume or accept any liability of the Vendor arising out of any conduct by the Vendor of the Business and its use of the Assets prior to Completion which can be said to be other than ordinary, fair and reasonable having regard to the nature of the Business and normal commercial practice, and the Vendor must indemnify the Purchaser from all and any claims arising in connection with any such conduct or use.

6.8.          Post Completion Liabilities

The Purchaser will be liable for all liabilities arising out of, or in any way connected with, the conduct of the Business and its use of the Assets as from Completion.

6.9.          Escrow Arrangements

The Purchaser will procure delivery of the share certificate and Buy Back Agreement required under sub-clauses 6.2(c) and (d) to the offices of the attorneys referred to therein on or prior to 5:00 pm New York time / 4:00 pm Chicago time on 1 July, 2004, on the basis that those documents will be held in escrow by those attorneys, only to be released following Completion occurring.  The Vendor will procure these attorneys to acknowledge these escrow arrangements in writing to the Buyer’s Chicago based attorneys (Mark D. Guidubaldi at Katten Muchin Zavis Rosenman) prior to the Completion Date.

6.10.        Client enquiries

From Completion, the Vendor must refer to the Purchaser any inquiry or order the Vendor receives concerning the Business.

7.             MEDIATION

7.1.          The parties acknowledge and agree that they will not commence any proceedings in respect of a disagreement between themselves in relation to any matter the subject of this document without first having complied with the requirements of this clause 7.

7.2.          If the parties disagree on any matter the subject of this document and cannot resolve that dispute between themselves within ten (10) Business Days of one of them advising the other in writing of that dispute, then either of them may refer the dispute to a Mediator to resolve.

7.3.          If a dispute is referred to a Mediator each party must provide the Mediator with full access to relevant books and records and any information required by the Mediator to conduct the mediation.

7.4.          The parties, with the assistance of the Mediator, must use their best endeavours to resolve the dispute via mediation within ten (10) Business Days of that dispute being referred to the Mediator.

7.5.          The costs of the Mediator shall be borne equally by the Purchaser and the Vendor.

8.             POST COMPLETION

8.1.          Access for the Vendor

For a period of five (5) years after Completion, the Purchaser must following receipt of a request by reasonable prior notice made by the Vendor or its authorised representatives, give and if necessary require its accountants to give, the Vendor or any person who has the Vendor’s written authority access, during normal business hours, to examine and, if desired, copy at the

Vendor’s expense, such of the Records as the Vendor may reasonably require for any accounting, any third party litigation or taxation matter.

8.2.          Access for the Purchaser

For a period of five (5) years after Completion, the Vendor must following receipt of a request by reasonable prior notice made by the Purchaser or its authorised representatives, give, and if necessary require its accountants to give, the Purchaser or any person who has the Purchaser’s written authority access, during normal business hours, to examine and, if desired, copy at the Purchaser’s expense, the records of the Business which the Vendor is legally obliged to retain, as the Purchaser may reasonably require for any accounting, litigation or taxation matter, including accounting work papers.

9.             TRADE DEBTS AND CREDITORS

9.1.          Trade Debts

(a)           The Trade Debts will remain the absolute property of the Vendor following Completion.

(b)           The Vendor must provide the Purchaser with a written record of the Trade Debts on or before Completion, listing in respect of each of those Trade Debts the name and address of the party owing the Trade Debt, the amount of the Trade Debt and the due date for payment (“the TD List”).

(c)           If, after Completion, the Purchaser receives:-

(i)            any amount which is tendered in payment of a Trade Debt; or

(ii)           a payment which is not expressly appropriated by the payer in favour of the Vendor or the Purchaser,

then the Purchaser must, as soon as reasonably practicable, deposit all such amounts and payments so received into a bank account nominated in writing to the Purchaser by the Vendor.

(d)           If the Vendor provides notice in writing to the Purchaser that any particular Trade Debt (“Overdue Trade Debt”) has not been paid by a Client (“the Relevant Trade Debtor”) as and when due following

Completion the Purchaser will, if requested by the Vendor, place that Relevant Trade Debtor on “stop supply”.  This means the Purchaser will not provide to that Relevant Trade Debtor the next Registration Code due thereby precluding on line access to the Relevant Trade Debtor for the supply of support services until payment of the Overdue Trade Debt has been made.  In this case the Vendor must immediately notify the Purchaser once payment of the Overdue Trade Debt has been made, and also indemnify the Purchaser in respect of any claims or demands which may be made against the Purchaser by a Relevant Trade Debtor who can establish that at the time the Vendor requested for “stop supply” to be imposed on the basis of a particular Overdue Trade Debt, that Overdue Trade Debt had in fact been paid by the Relevant Trade Debtor to the Vendor in cleared funds.

9.2.          Trade Credits

The Vendor will remain solely liable for payment of all Trade Credits, and following Completion will:

(a)           verify to the Purchaser that all Trade Credits have been paid in full in accordance with their applicable trading terms and in any event not later than 60 days from the Completion Date; and

(b)           indemnify the Purchaser against all Claims incurred by the Purchaser in relation to any Trade Credits.

9.3.          Adjustments

Notwithstanding clause 9.2:-

(a)           on, or the day prior to, the Completion Date the Vendor will deliver to the Purchaser’s Sydney solicitors (by facsimile and email) a written statement which sets out:-

(i)            the total amount of all Apportionable Outgoings;

(ii)           copies of invoices received by the Vendor relating to those Apportionable Outgoings; and

(iii)          verification of the dates payment was made by the Vendor in respect of those Apportionable Outgoings;

(b)           on Completion the Purchaser must pay the Vendor, in cleared funds (or alternately allow the Vendor to deduct against the money payable by the Vendor to the Purchaser under clause 11 on account of Pre-payments) an amount equal to the value of all Apportionable Outgoings which have been previously paid by the Vendor, where applicable to be adjusted pro-rata to the extent of that portion of any such Apportionable Outgoings which relate to any period on or after the Completion Date.

10.           CONTRACTS

10.1.        Assignment and novation

(a)           Subject to Completion and this clause 10, the Vendor assigns and transfers to the Purchaser all the right, title, interest and benefit of the Vendor in or arising out of the Contracts with effect from the Completion Date.

(b)           The Vendor must:-

(i)            notify each supplier of goods and/or services to the Business of the sale of the Business to the Purchaser and request that each supplier do provide goods and/or services to the Purchaser on the same terms as currently supplied to the Vendor; and

(ii)           if requested by the Purchaser, execute and deliver to the Purchaser at Completion all further documents, deeds and instruments and do all other things on its part and within its power which may be necessary to assign and transfer the right, title, interest and the benefit of the Vendor in or arising out of any of the Contracts (other than the Software and Support Agreements) to the Purchaser absolutely as from the Completion Date.

(c)           After signing and exchange of this document, and in line with a timetable to be agreed upon between the Vendor and the Purchaser (such agreement not to be unreasonably refused by either party), the Vendor will work with the Purchaser to prepare and deliver to the

Clients appropriate notices informing them of the sale of Business by the Vendor to the Purchaser.

(d)           The Vendor must use its best endeavours to procure an assignment or novation of the Software and Support Agreements, including the consent of any third parties to this, promptly following Completion.  The Purchaser will sign any documents reasonably required of it in connection with this, provided that the Purchaser will not be obligated to sign any such documents which would result in a reduction in price or change in terms with respect to such third party.

10.2.        Assigned or novated Contracts

On and from commencement of business on the Completion Date, but subject to Completion, the Purchaser assumes all of the obligations of the Vendor under those Contracts the benefit of which is duly assigned to or novated in favour of the Purchaser under this document.

10.3.        Contracts not assigned or novated

If a Contract:-

(a)           is not effectively assigned or novated at Completion; or

(b)           cannot be effectively assigned or novated without the consent of another party and the party has not consented to the assignment or novation as at the Completion Date,

then from Completion, the Vendor must:-

(c)           hold the Contract on trust for the Purchaser, to the extent legally permissible;

(d)           take all reasonable action, as directed by the Purchaser to enforce or defend the Vendor’s rights under the Contract; and

(e)           carry out the reasonable instructions of the Purchaser in relation to the exercise by the Vendor of its rights and obligations under the Contract,

in all cases at the cost in all respects and expense of the Purchaser, who must meet such reasonable cost on demand by the Vendor, provided further that notwithstanding the foregoing the Purchaser must, at its cost and expense, perform all obligations due to be performed under any such Contract for the period that it has not been assigned or novated following Completion in return for which the Vendor will remit to the Purchaser an amount equal to all consideration or benefits (if any) received after Completion by the Vendor from the other contracting party to each such Contract without any deductions whatsoever.

11.           PRE-PAYMENTS

The parties acknowledge that on Completion the Vendor will pay to the Purchaser in cleared funds an amount equivalent to the value of Prepayments (which must be not less than A$485,000), on the basis that the Purchaser will bring to account as income the total amount of the Prepayments following Completion.

12.           EMPLOYEES

12.1.        Proposed Transfer of Employees

(a)           Following execution and exchange of this document, the Vendor must inform the Employees in writing that their employment by the Vendor in the Business is proposed to be transferred to the Purchaser with effect from the commencement of business on the Completion Date, subject to Completion occurring, on the understanding that all accrued Employee Entitlements not paid as at Completion will transfer across to, and be assumed by, the Purchaser.

(b)           Up to Completion, the Vendor must pay to each of the Employees all of their Employee Entitlements which have accrued and are actually due and payable to such Employees prior to Completion (but not any such Employee Entitlements which have yet to fall due and payable).

(c)           The Vendor must pay to the Purchaser at Completion an amount equal to the value of the accrued entitlements (including any leave loading) of each Transferring Employee on or prior to Completion which have yet to fall due and payable, on the basis that this payment will be tax deductible to the Vendor as an expense.

12.2.        Offer of employment

Prior to Completion and immediately following the Vendor advising the Purchaser that it has informed each of the Employees of the proposed transfer of their employment in accordance with clause 13.1(a), the Purchaser must offer, conditional on Completion, to each Employee continued employment in the Business on terms and conditions the same as each of the Employees’ respective current terms of employment, with effect from commencement of business on the Completion Date, on the basis that all accrued Employee Entitlements not paid as at Completion will transfer across to, and be assumed by, the Purchaser.

12.3.        Liability for Employees

The Purchaser will be liable for and indemnifies the Vendor and holds the Vendor harmless against all Claims incurred or suffered by or made against the Vendor, arising in connection with any Employee during the period after the commencement of conduct of the Business on the Completion Date or at any time thereafter.

12.4.        Vendor to ensure transfer of Employees benefits

The Vendor must ensure that on Completion all Employees’ funds (including superannuation and health fund contributions) are paid up to date.

12.5.        Vendor’s indemnity with respect to the Employees

The Vendor indemnifies the Purchaser in respect of the workers’ compensation and common law claims in relation to any Employee arising from service prior to the Completion Date, so long as after the Completion Date the Purchaser shall provide suitable records and otherwise use its best endeavours to assist the Vendor to defend claims for workers compensation and common law claims payments for which it is alleged the Vendor is liable.

12.6.        Purchaser’s indemnity with respect to the Transferring Employees

The Purchaser indemnifies the Vendor (but only to the extent of any allowance) against all losses incurred by the Vendor in respect of any Transferring Employee’s entitlement to holiday pay or long service leave pay against the Vendor by any Transferring Employee.

13.           VENDORS WARRANTIES

13.1.        Vendor Warranties

The Vendor represents and warrants to the Purchaser that each of the Vendor Warranties:-

(a)           is materially complete, true, correct and not misleading in any way at the date of this document; and

(b)           will remain materially complete, true, correct and not misleading in any way until and at Completion.

The Warranties are taken to be repeated immediately before Completion with reference to the facts then existing.

13.2.        Continuing and separate warranties

(a)           The Vendor Warranties are continuing warranties and do not merge on Completion but remain in full force and effect notwithstanding Completion.

(b)           Each Vendor Warranty is a separate representation and warranty and its meaning is not affected by any other Vendor Warranty.

13.3.        Duration

Notwithstanding any other provisions of this document, the liability of the Vendor for breach of the Warranties remain in full force and binding notwithstanding Completion until twelve (12) months after Completion, but thereafter will cease.

13.4.        Indemnity

The Vendor indemnifies the Purchaser in respect of any Claims instituted against the Purchaser within twelve (12) months after Completion arising from or is connected:

(a)           with any breach of the Vendor Warranties or any other terms in this document;

(b)           any loss incurred by the Purchaser because the Business or any of the Assets was worth less than it would have been worth had there been no breach of that kind; and

(c)           any taxes which may be incurred by the Purchaser arising from the performance of the Vendor under this clause.

13.5.        Limitation

Notwithstanding anything to the contrary contained in this document, the Vendor will not be liable for any Claim for breach of any Vendor Warranty:-

(a)           where the Purchaser or any of its officers, employees, representatives, advisors or agents (in their capacity as advisers or agents of the Purchaser or in connection with the purchase of the Business) were at the date of this document aware of the matter giving rise to the Claim and did not before entering into this document give written notice to the Vendor of the matter;

(b)           to the extent the Claim is as a result of, in respect of or arises from any act, matter, omission, transaction or circumstance which would not have occurred or arisen but for the enactment of any legislation not in force as at the date of this document or any change in any law or administrative practice of any government agency including any legislation or any change which takes effect retrospectively or the imposition of any tax not imposed at Completion or any increase in the rates of any tax imposed as at the date of this document ; or

Nothing in this document operates to reduce the Purchaser’s duty to mitigate any loss giving rise to any Claim under the Vendor Warranties and the Purchaser must take all reasonable action to prevent or reduce any loss which could give rise to a Claim under the Vendor Warranties.

13.6.        Adjustment to Purchase Price

Any payment made by the Vendor in respect of a breach of a Vendor Warranty is a refund of the Purchase Price.

13.7.        Disclosure Letter

The Warranties are subject to the matters expressly disclosed in this document and the Disclosure Letter but to no other qualification whatsoever.  An item is only taken to be disclosed in connection with any specific Warranty to which it is expressly referenced.

14.           RESTRAINT

14.1.        The Vendor agree that it will not without the prior written consent of the Purchaser during a Restraint Period, in a Restraint Area, do any one or more of the following:-

(a)           be directly or indirectly engaged, concerned or interested whether on its own account or as a member, shareholder, consultant, director, employee, officer, agent, manager, beneficiary, trustee or otherwise in any enterprise, corporation, firm, trust, joint venture or syndicate which is engaged, concerned or interested in carrying on, promoting, financing or participating in a Restrained Business; and

(b)           itself, or by its officers, employees or agents, and  whether by circulars, letters or advertisements or otherwise, whether on its own account or for any other person, enterprise, firm, trust, joint venture or syndicate interfere with the Business of the Purchaser or divulge to any person any information, including but not limited to trade secrets, processes, dealings of or any other confidential information, concerning the Business, or do anything which may be likely to cause any harm or disadvantage to the Business.

14.2.        Each of the restraint obligations imposed on the Vendor by this clause, which result from different combinations of the Restraint Periods and Restraint Areas, is a separate and independent obligation from the other Restraint Obligations imposed (although they are cumulative in effect).

14.3.        This clause will not have any force or effect until Completion has been effected, but will not merge on Completion.

14.4.        The Vendor acknowledges that each of the prohibitions and restrictions contained in this clause:-

(a)           are reasonable as to period, territorial limitation and subject matter; and

(b)           confer a benefit on the Purchaser which is no more than which is reasonably and necessarily required by the Purchaser for the maintenance and protection of the Business for the Purchaser following Completion.

14.5.        It is the intention of the parties that all such prohibitions and restrictions shall apply and be enforceable, provided that if any of such prohibitions and restrictions is adduced by any court of competent jurisdiction to be void or unenforceable but would otherwise be valid if part of the wording of such prohibitions or restrictions was deleted and/or the Restraint Period was reduced and/or the Restraint Area was reduced, those restrictions are intended to apply with such modifications as may be necessary to make this clause valid and effective.

14.6.        In the event of any breach under this clause then, in addition, and without prejudice to any other remedy which the Purchaser may have, the Purchaser shall be entitled to seek and obtain injunctive relief in any Court of competent jurisdiction, and the Vendor will not raise any objection to this.

15.           TERMINATION

15.1.        Purchaser’s Termination

This document may be terminated by notice given by the Purchaser to the Vendor at any time prior to Completion upon the happening of any of the following events:

(a)           the occurrence of any Insolvency Event with respect to the Vendor or a Guarantor;

(b)           materially adverse physical loss or damage to the Assets it being understood among the parties that none of the risk of any such loss or damage prior to Completion is borne by the Purchaser; or

(c)           the mutual agreement in writing by the Vendor .

15.2.        Other terminations

(a)           Subject to sub-clause 15.2(c), this document may be terminated at any time prior to Completion by either the Purchaser or the Vendor upon written notice to the other if:

(a)           any representation or warranty of a material nature given by the other party under this document is proved to be inaccurate or untrue in any material respect; or

(b)           any obligation of a material nature to be performed or observed by such other party under this document has not been performed or observed in any material respect at or prior to the time specified in this document.

(b)           A representation, warranty or obligation set out in this document given by or to be performed or observed by the Vendor is of a material nature if singularly or in the aggregate it has or they have or are likely to have a materially adverse affect on the Business if breached, or inaccurate or untrue.

(c)           If a party is wishing to rely on sub-clause 15.2(a) it first must give notice of the claimed breach to the other, and the party receiving such notice has 10 Business Days within which to cure, if capable of cure, the specified defect before this document may be terminated and, when appropriate, the Completion Date is to be delayed accordingly.

15.3.       Termination Prior to Completion

If this document is validly terminated prior to the Completion Date the parties are discharged from all their future obligations under this document, but without prejudice to any claim by one party against the other in respect of any loss or damage arising from any breach or non performance which occurred prior to such termination.

16.           GST

16.1.        Where appearing in this clause 16 any expressions used which are defined in the GST Act (other than “GST” which is defined in clause 1.1) will have such defined meanings.

16.2.        If the Vendor makes a taxable supply to the Purchaser pursuant to the provisions of this document then the Purchaser must pay to the Vendor the amount of any GST payable by the Vendor in respect of that taxable supply on demand by the Vendor.  The Vendor must provide to the Purchaser a tax invoice in respect of any such GST demanded from the Purchaser.

16.3.        Notwithstanding clause 16.2, the Vendor and the Purchaser agree that the sale of the Business and Assets under this document is a taxable supply:-

(a)           of a going concern;

(b)           under an arrangement which the Vendor supplies to the Purchaser all of the things that are necessary for the continuing operation of the going concern;  and

(c)           the Vendor will carry on the Business or enterprise comprising the going concern from before the day and date of this document continuously until Completion.

16.4.        The Purchaser warrants and represents to the Vendor that the Purchaser is registered, or is required to be registered, under the GST Act.

17.           CONFIDENTIALITY

17.1.        Confidentiality

Each party must keep confidential any information about the existence and terms of this document and any draft of this document, or obtained under this document, and the Vendor must keep confidential all financial and trade secrets of the business and must not disclose such information to any person, unless the other party first agrees in writing, except:-

(a)           to their advisers;

(b)           to the extent necessary under any applicable law, or to any regulatory body or Government Agency, or pursuant to the rules of any stock exchange, in which case that party will consult the other about the form of that disclosure; or

(c)           to the extent necessary to obtain any consent or approval contemplated by, or abide by any provision contained in, this document.

The Purchaser agrees to only use any information provided to it by the Vendor relating to the Business or any of the Vendor’s affairs in relation to the purchase and, presuming Completion occurs then carrying on of the Business.

17.2.        Non-Completion

If Completion does not occur then the Purchaser must return to the Vendor all copies of all material in whatsoever form held by the Purchaser relating to the Business and the Vendor or any of its affairs and must destroy any computer records incorporating that information.

17.3.        Purchaser’s acknowledgment

The parties acknowledge that damages may not be adequate compensation for loss suffered by the Vendor as a result of any breach of clause 17.1 or 17.2 and that an injunction would be an appropriate remedy.

17.4.        Privacy

The Purchaser acknowledges that it may obtain information from the Vendor that is subject to the Privacy Act 1998 (Cth) and that it must comply with the obligations under that Act.

17.5.        Public announcements

(a)           Other than to Employees, prior to all of the conditions set out in clause 4.1 being satisfied or waived, no party will make any public or press announcement or statement concerning this document or Completion, except where an announcement is required by law or under the rules of any stock exchange.  The parties acknowledge that the Purchaser’s parent company Ebix Inc will issue a press release and make filing with the SEC upon the signing of this document, to the extent that disclosure to the public is required by applicable laws to which Ebix Inc is bound.  This will not preclude any party complying with its obligations under clause 10.

(b)           Following the conditions set out in clause 4.1 being satisfied or waived the Vendor and the Purchaser may make a public or press announcement or statement advising of the sale of the Business to the Purchaser, but without advising any specific details of the terms of this document.  The parties acknowledge that the Purchaser’s parent company Ebix Inc will issue a press release and make a filing of this document with the SEC upon Completion, which filing will disclose the purchase price and other details of the terms of this document.

(c)           The parties must use reasonable endeavours to agree in good faith the content of any public or press announcement or statement that they may each make, other than those public or press announcements or statement to be made by Ebix, Inc as described in clauses 17.5 (a) and 17.5 (b) above.

18.           COSTS AND EXPENSES

18.1.        Costs generally

Each party bears and is responsible for its own costs and expenses (including without limitation legal costs and expenses) in connection with the negotiation, preparation, execution, completion and carrying into effect of this document.

18.2.        Stamp duty generally

The Purchaser bears and is responsible for the payment of all stamp duty payable on or in respect of:-

(a)           this document;

(b)           the sale, purchase or transfer of the Business and Assets; and

(c)           any instrument or transaction contemplated in or necessary to give effect to this document.

19.           NOTICES

19.1.        A notice, consent or other communication under this document is only effective if it is in writing, signed and either left at the addressee’s address or sent to the addressee by mail.  If it is sent by mail, it is taken to have been received three (3) Business Days after it is posted.

19.2.        A person’s address are those set out below, or as the person notifies the sender:

The Vendor

Address:                C/- PPF Partners

Level 2

52 Collins Street

Melbourne

Victoria Australia 3000

Attention:              The Directors

The Purchaser

Address:                Ground Floor
394 Pacific Highway

Lane Cove NSW 2066

Attention:              Mr Leon d’Apice, Director

20.           PURCHASER WARRANTIES

20.1.        Warranties

The Purchaser represents and warrants to the Vendor that each of the Purchaser Warranties as follows:-

(a)           is materially complete, true, correct and not misleading in any way at the date of this document; and

(b)           will remain materially complete, true, correct and not misleading in any way until and at Completion.

The Purchaser Warranties are taken to be repeated immediately before Completion with reference to the facts then existing.

20.2.        Continuing and separate warranties

(a)           The Purchaser’s Warranties are continuing warranties and do not merge on Completion but remain in full force and effect notwithstanding Completion.

(b)           Each Purchaser’s Warranty is a separate representation and warranty and its meaning is not affected by any other Purchaser’s Warranty.

20.3.        Duration

The liability of the Purchaser for breach of a Purchaser’s Warranty is limited to those breaches notified by the Vendor to the Purchaser in writing within twelve (12) months of the Completion Date.

20.4.        Indemnity

The Purchaser indemnifies the Vendor in respect of any Claims that the Vendor may pay, suffer, incur or is liable for because any of the Purchaser Warranties are untrue or inaccurate or misleading in any way.

20.5.        Limitation

(a)           Notwithstanding anything to the contrary contained in this document, the Purchaser will not be liable for any Claim for breach of any Purchaser’s Warranty:-

(i)            where the Vendor or any of its officers, employees, representatives, advisors, or agents (in their capacity as advisers or agents of the Vendor or in connection with the purchase of the Business) were at the date of this document aware of the matter giving rise to the Claim and did not before entering into this document give written notice to the Purchaser of the matter;  or

(ii)           to the extent the Claim is as a result of, in respect of or arises from any act, matter, omission, transaction or circumstance which would not have occurred or arisen but for the enactment of any legislation not in force as at the date of this document or any change in any law or administrative practice of any government agency including any legislation or any change which takes effect retrospectively or the imposition of any tax not imposed at Completion or any increase in the rates of any tax imposed as at the date of this document.

(b)           Nothing in this document operates to reduce the Vendor’s duty to mitigate any loss giving rise to any Claim under the Purchaser’s Warranties and the Vendor must take all reasonable action to prevent or reduce any loss which could give rise to a Claim under the Purchaser’s Warranties.

21.           LOCK-UP AGREEMENT

In addition to the restrictions contained in the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder, and the various state securities laws, the Vendor hereby agrees and covenants that the Vendor will not offer, sell, contract to sell, give, distribute, pledge, encumber, or otherwise dispose of or transfer record or beneficial ownership of any of the Shares, agree to do any of the foregoing, or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal, whether voluntarily, involuntarily, or by operation of law, on or prior to the date one

(1) year from the Closing Date (the “Lock-Up Agreement”).  In furtherance of the foregoing, Purchaser and its transfer agent and registrar are hereby authorized to decline to make any transfer of Shares if such transfer would constitute a violation or breach of the Lock-Up Agreement.  The Vendor will retain all benefits of ownership of all Shares, including rights to vote the Shares and rights to receive dividends, if any, thereon.  The provisions of this Section shall be binding on the Vendor and the successors and assigns of the Vendor.  As an exception to the foregoing, the Vendor may transfer some or all of the Shares (a) to an affiliate of the Vendor who is not a U.S. person (as such term is defined in Rule 902 under the Act), (b) in any merger, tender offer or other business combination transaction involving Ebix Inc., Common Stock which is approved by the Ebix Inc., Board of Directors, or (c) to other third parties with the prior written approval of Ebix Inc.

22.           GENERAL

22.1.        Governing law

This document is governed by the law in force in Victoria and Australia, and the parties submit to the non-exclusive jurisdiction of the Courts of that State and Country and any Courts of appeal therefrom.

22.2.        Amendment

This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

22.3.        Assignment

A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this document with the prior written consent of each other party.

22.4.        Giving effect to this document

Each party must do anything (including execute any document), and must ensure that is employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

22.5.        Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver; and:-

(a)           no other conduct of a party (including a failure to exercise, or delay in exercising the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)           a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)           the exercise of a right does not prevent any further exercise of that right or of any other right.

22.6.        Operation of this document

(a)           Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(b)           Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

(c)           Where any party has any obligation to pay any monies under this document or the Buy Back Agreement, it will be entitled to set-off against that obligation (and seek a reduction in the amount to be paid) the amount of any judgment debt (i.e. ordered by a court of competent jurisdiction), obtained by such party against the other party for a breach by the other party of any of its obligations under this document or the Buy Back Agreement.

22.7.        Operation of indemnities

(a)           Each indemnity in this document survives Completion, and if applicable also the expiry or termination of this document.

(b)           A party may recover a payment under an indemnity in this document before it makes the payment in respect of which the indemnity is given.

22.8.        Inconsistency with other documents

If this document is inconsistent with any other document or agreement between the parties, this document prevails to the extent of the inconsistency.

22.9.        Counterparts

This document may be executed in counterpart.

22.10.      Attorneys

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

22.11.      Survive

Completion will not affect any of the provisions of this document which either:-

(a)           by their terms state or evidence the intention of the parties that those provisions shall continue to apply;  or

(b)           are capable of continuing to apply to accomplish their stated intent.

22.12       Time of Essence

Time is of the essence under this document.

››››››››

EXECUTED AS A DEED

SIGNED, SEALED and DELIVERED for and		)
on behalf of HEART CONSULTING		)
SERVICES PTY LTD by those persons who		)
are authorised to sign for the Company:

DIRECTOR:	\S\ M. STRYBOSCH

PRINT NAME: M. STRYBOSCH

USUAL ADDRESS: 31-33 WILLIAMS RD., PARK ORCHARDS 3114

SIGNED, SEALED and DELIVERED for and		)
on behalf of EBIX AUSTRALIA PTY LTD by		)
its sole Director and sole Secretary:		)

DIRECTOR:/SECRETARY:	\S\ L. D’APICE

PRINT NAME: L. D’APICE

USUAL ADDRESS: 394 PACIFIC HIGHWAY LANCE COVE, NSW 2066

SCHEDULE 1

Vendors Warranties

(as attached)

SCHEDULE 2

Purchaser Warranties

(as attached)

SCHEDULE 3

Clients who are presently party to Software and Support Agreements

(as attached)

SCHEDULE 4

Employees

As at the date of this document

(as attached)

SCHEDULE 5

Lease and Transfer of Lease

(as attached)

SCHEDULE 6

Buy Back Agreement

(as attached)

SCHEDULE 7

 Plant & Equipment

(as attached)

SCHEDULE 8

Guarantee

(as attached)

SCHEDULE 9

Patents

Nil

SCHEDULE 10

Material Contracts

(as attached)